CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (“Registration Statement”) of our report dated December 7, 2001, relating to the financial statements and financial highlights which appears in the October 31, 2001 Annual Report to Shareholders of Light Revolution Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Accountants” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

September 12, 2002

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